Exhibit 22.1

List of Subsidiary Guarantors

As of August 31, 2022, the subsidiaries of Petróleos Mexicanos (the “Company”) listed in the table below have fully and unconditionally guaranteed the following securities of the Company, in each case issued only by the Company:

4.625% Notes due 2023	6.840% Notes due 2030
3.500% Notes due 2023	5.950% Notes due 2031
8.625% Guaranteed Bonds due 2023	6.700% Notes due 2032
4.875% Notes due 2024	6.625% Guaranteed Bonds due 2035
4.250% Notes due 2025	6.625% Guaranteed Bonds due 2038
6.875% Notes due 2025	6.500% Bonds due 2041
4.500% Notes due 2026	5.50% Bonds due 2044
6.875% Notes due 2026	6.375% Bonds due 2045
6.490% Notes due 2027	5.625% Bonds due 2046
9.50% Guaranteed Bonds due 2027	6.750% Bonds due 2047
6.500% Notes due 2027	6.350% Bonds due 2048
5.350% Notes due 2028	7.690% Bonds due 2050
6.500% Notes due 2029	6.950% Bonds due 2060
8.750% Notes due 2029

Guarantor	Jurisdiction of Formation
Pemex Exploración y Producción	Mexico
Pemex Transformación Industrial	Mexico
Pemex Logística	Mexico